Exhibit 99

Morgan Stanley Global Chemicals and Ag Conference
Prepared Remarks - Pierre Courduroux

Thanks Vincent, and good morning to everyone.

I’m joined here in the room today by Bob Reiter, who recently returned to our R & D leadership team here at Monsanto, by D Narain, our Treasurer, as well as by our Investor Relations Lead, Laura Meyer.

I wanted to take a few minutes to share a few prepared remarks, prior to the Q & A session with Vincent.

Before we begin, as a reminder…

•	This discussion will include statements concerning future events and financial results.

•
Because these statements are based on assumptions and factors that involve risk and uncertainty, the company’s actual performance and results may vary in a material way from those expressed or implied in any forward-looking statements.

•	A description of the factors that may cause such a variance is included in our most recent 10-K, which are available on our website.

•	The forward looking statements are current only as of today, and the company disclaims any obligation to update them or the factors that may affect actual results.

•	Further, when I refer to non-GAAP financial measures, we reconcile to GAAP in the 8K filing we made today, which is also on our website.

As we shared at our Q4 earnings call, our two priorities going forward are as follows:

•	Delivering on the 2017 operational plan and key business milestones, and

•	executing on the necessary steps to close the deal, which is targeted for the end of calendar year 2017.

Let’s begin with the agreement to combine with Bayer. As many of you are aware, our BOD completed a comprehensive evaluation process and determined that a combination with Bayer represents the most compelling value for our shareowners - with the most certainty - through the all-cash consideration of $128 a share. Our BOD unanimously recommends that our shareowners vote for the proposal to adopt the merger agreement in our recently filed definitive proxy and have set December 13, 2016, as the special meeting date to vote upon this proposal.

In addition, we have begun the regulatory process with Bayer leading and Monsanto providing support as necessary. We continue to remain confident that this deal will ultimately be approved-- --- and will be working closely with Bayer, our stakeholders and the appropriate agencies around the globe to achieve that goal. Until then, we are committed to operate as an independent company, and we’re focused fully on our business and the year ahead.

Continued focus on return on innovation and cost discipline sets up a strong base for 2017.

On an as-reported basis, as shown in our reconciliations, we expect our fiscal year 2017 EPS to be in the range of $3.83 to $4.35, which is anticipated to translate into operating cash flows of $2.4 to $2.8 billion. After deducting an expected $1.0 to $1.2 billion of investing cash flows, this would result in free cash flows of $1.4 to $1.6 billion. Our fiscal year 2017 ongoing earnings per share signals our return to growth and is expected to be in the range of $4.50-to-$4.90.

Within these estimates, we have assumed currencies are relatively stable year-over-year, although the Brazilian Real has been favorable for us in the first quarter. This trend in currency, coupled with strong Intacta penetration, increased corn acres in Argentina and pricing lift in corn in Brazil reinforces our confidence that our first quarter will be stronger than the prior year.

For the full year, our seed and genomics segment gross profit is expected to increase mid-single digits as a percent year-over-year, with soybean gross profit alone expected to grow by more than 20 percent. This is driven primarily by the expected increases in Intacta RR2 PRO™ and Roundup Ready 2 Xtend® soybean penetration, where we expect 45 to 55 million acres and 15 million acres, respectively, of penetration in FY17, plus a significant expected reduction in soybeans cost of good sold related to the launch of Roundup Ready 2 Xtend®.

We were pleased to receive the EPA approval for the in-crop use of dicamba, namely Xtendimax™ herbicide with Vapor Grip™ technology, last week, which is an important milestone in delivering on our expected soybean growth. Following this approval, we have begun communications to the distribution channel and positioning of our Roundup Ready Xtend™ soybean seed and Bollgard II Xtend Flex™ cotton seed, in response to strong demand.

In corn, growth is expected to come from global genetic share gains from the annual germplasm refresh and from an expected global germplasm mix lift benefit in local currency. And to date, in Brazil we have seen double-digit price mix lift in corn germplasm, as a percent, in the first season.

From a strategic licensing perspective, we are expecting about $60 million in gross profit towards the end of the fiscal year in this segment, which represents a decline vs. the prior year.

Finally, in the area of digital agriculture, paid acres of Climate FieldView™ are expected to climb to 25 million acres in fiscal year 2017, in an open infrastructure platform that reached 95 million acres in fiscal year 2016.

In Ag Productivity, we expect gross profit to be in the range of $900 million-to-$1 billion, with expected pricing headwinds in our glyphosate-based herbicides in the first half. In addition, we expect a contribution of roughly $140 million from strategic licensing opportunities in this segment, pending final transaction structures.

Our restructuring and cost savings initiatives are on-track, with the opportunity to deliver approximately $380 million in annual savings at the close of fiscal year 2017--- in operating expenses and cost of good sold---- as compared to fiscal year 2015. However, overall operating expenses in 2017 are expected to increase slightly with inflation and the costs associated with the return to growth of the business more than offsetting the incremental savings from restructuring and cost savings initiatives.

In closing, these plans, with our focus on return on innovation and financial discipline, build a solid foundation for growth, and underpins our integrated solution strategy and vision for agriculture.

With that, I’ll pass it back to Vincent for Q & A.

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Additional Information and Where to Find It
In connection with the proposed merger transaction involving Monsanto Company (“Monsanto”) and Bayer Aktiengesellschaft (“Bayer”), Monsanto filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement and other documents relating to the proposed transaction on November 10, 2016, and has mailed the definitive proxy statement and proxy card to Monsanto’s stockholders. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF MONSANTO ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN, AS THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a copy of the definitive proxy statement and the other documents filed by Monsanto with the SEC free of charge at the SEC’s website, http://www.sec.gov, and Monsanto’s website, www.monsanto.com. In addition, the documents may be obtained free of charge by directing a request to Corporate Secretary, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by calling (314) 694-8148.
Participants in Solicitation
Monsanto, Bayer and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Monsanto common stock in respect of the proposed transaction. Information about the directors and executive officers of Monsanto is set forth in the proxy statement for Monsanto’s 2016 annual meeting of stockholders, which was filed with the SEC on December 10, 2015, and in Monsanto’s Annual Report on Form 10-K for the fiscal year ended August 31, 2016, which was filed with the SEC on October 19, 2016. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement and may be contained in other relevant materials filed with the SEC in respect of the proposed transaction.

Cautionary Statements Regarding Forward-Looking Information
Certain statements contained in these remarks are “forward-looking statements,” such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts, as well as the proposed transaction with Bayer Aktiengesellschaft (“Bayer”). These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: risks related to the proposed transaction between the company and Bayer, including the risk that the company’s shareowners do not approve the transaction, the risk that the regulatory approvals required for the transaction may not be obtained on the anticipated terms or time frame or at all, the risk that the other conditions to the completion of the transaction may not be satisfied, the risk that disruptions or uncertainties related to the proposed transaction could adversely affect the company’s business, financial performance and/or relationships with third parties, and the risk that certain contractual restrictions during the pendency of the transaction could adversely affect the company’s ability to pursue business opportunities or strategic transactions; continued competition in seeds, traits and agricultural chemicals; the company’s exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public understanding and acceptance of our biotechnology and other agricultural products; the success of the company’s research and development activities; the outcomes of major lawsuits, including potential litigation related to the proposed transaction with Bayer; developments related to foreign currencies and economies; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company’s estimates related to distribution inventory levels; the recent increases in levels of indebtedness, continued availability of capital and financing and rating agency actions; the company’s ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters, accidents, and security breaches, including cybersecurity incidents, on the agriculture business or the company’s facilities; and other risks and factors detailed in the company’s most recent periodic report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this presentation. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

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Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

These prepared remarks use non-GAAP financial measures of diluted earnings per share (EPS), on an ongoing basis and free cash flow.  These measures are intended to supplement investor’s understanding of our operating performance and liquidity. They are different from and not intended to replace gross profit, operating expenses, net income (loss) attributable to Monsanto Company, diluted EPS, cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP financial measures may not be comparable to similar measures used by other companies.

Ongoing EPS excludes certain items that we do not consider part of ongoing operations. We believe that our ongoing EPS presented with these adjustments is useful to investors as it best reflects our ongoing performance and business operations during the periods presented and is also useful to investors for comparative purposes.  In addition, management uses the ongoing EPS as a guide in its budgeting and long-range planning processes and as a guide in determining incentive compensation.
We define free cash flow as the total of net cash provided or required by operating activities and net cash provided or required by investing activities. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of the ability of our business to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to our shareowners through dividend payments or share repurchases. Free cash flow is also used as one of the performance measures in determining incentive compensation.
The following tables reconcile those measures to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of GAAP As Reported to Selected Non-GAAP Financial Measures:
Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

Fiscal Year 2017
Guidance
Diluted Earnings per Share	$3.83-$4.35
Restructuring Charges(A)	0.20-0.24
Proposed Bayer Transaction Related Costs(B)	0.27-0.34
Argentine-Related Tax Matters(C)	0.10-0.13
Income on Discontinued Operations(D)	(0.02)-(0.04)
Diluted Earnings per Share from Ongoing Business	$4.50-$4.90
(A)The fiscal year 2017 guidance above represents pretax restructuring charges of $0.29 to $0.35 a share.
(B) Item represents expenses expected to be incurred in fiscal year 2017 associated with the merger agreement for the acquisition of Monsanto by Bayer Akteingesellschaft entered into on Sep. 14, 2016. The fiscal year 2017 guidance above represents pretax proposed Bayer transaction related costs of $0.37 to $0.45 a share.
(C) Item is a net charge against tax expense.
(D) The fiscal year 2017 guidance above represents pretax income from discontinued operations per share of $0.03 to $0.06.

Reconciliation of Free Cash Flow:  Free cash flow represents the total of cash flows from operating activities and investing activities.  With respect to the fiscal year 2017 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

Fiscal Year 2017
Guidance
Net Cash Provided by Operating Activities	$2,400-2,800
Net Cash Required by Investing Activities	$(1,000)-(1,200)
Free Cash Flow	$1,400-1,600
Net Cash Provided (Required) by Financing Activities	N/A
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A
Net Increase (Decrease) in Cash and Cash Equivalents	N/A
Cash and Cash Equivalents at Beginning of Period	N/A
Cash and Cash Equivalents at End of Period	N/A